Exhibit 99.1

For Immediate Release
PRESS RELEASE	Contact: Jeff Miller
101608.15	Tel: 281.529.7250
GLOBAL INDUSTRIES ANNOUNCES
THIRD QUARTER NET LOSS AND MANAGEMENT CHANGES
CARLYSS, LOUISIANA (October 16, 2008) – Global Industries, Ltd. (NASDAQ: GLBL) today announced that B.K. Chin, Chairman of the Board and Chief Executive Officer since 2006, has resigned effective immediately. Current board member John A. Clerico has been appointed Executive Chairman of the Board and will serve as interim Chief Executive Officer until a permanent CEO is hired. In addition, William J. Doré, the Company’s founder and former CEO, will rejoin the Company’s Board of Directors.
The Company also announced today that they expect to report a third quarter 2008 net loss of approximately 45 cents to 50 cents per diluted share. The Company continued to experience significant adverse impacts on gross profits during the quarter on certain Middle East projects due to productivity and logistical issues. Lower than expected revenues also contributed to the third quarter earnings shortfall, as did lower than expected vessel utilization in North America.
Commenting on the announcement, Mr. Clerico said, “The Board of Directors believes these management changes are essential in order to address Global’s current operating challenges, improve financial performance and to accelerate implementation of the Company’s strategic plan. Working with the Company’s management team, I am committed to taking all actions necessary to return Global to profitability as soon as possible. I am confident that we can and will do so. I am especially pleased that our founder and longtime leader, Mr. Bill Doré, has agreed to return to our Board to assist in these efforts. His knowledge and successful experience in the offshore oil services industry will be of considerable value to us as we move forward. We want to thank B. K. Chin for his hard work and dedication during his tenure at Global. B.K. has made a number of significant contributions to the Company, especially in the development of our business strategy and the upgrading of our fleet of vessels. We wish B.K. well in his future endeavors.” Mr. Clerico also noted that “the Board will begin a process to identify candidates to fill the permanent CEO position.”
John A. Clerico has been a member of Global’s Board since February 2006 and is the Chairman of Chartmark Investments, Inc., a company he founded in 2001. Mr. Clerico previously served as Executive Vice President and Chief Financial Officer of Praxair, Inc. From 1999-2000, Mr. Clerico was a member of the Office of the Chairman at Praxair and also had leadership responsibility for the company’s operations in Europe and South America. Prior to that, Mr. Clerico was an executive with Union Carbide Company where he served as Treasurer and Chief Financial Officer.

Global Industries Press Release	Page 2
Global Industries, Ltd. is a leading offshore solution provider of offshore construction, engineering, project management and support services, including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on the NASDAQ Global Select Market under the symbol “GLBL”.
Mr. Clerico and other members of the Company’s management team will hold a brief conference call to answer investor questions concerning this announcement from 9:00 a.m.-9:30 a.m. CDT on Friday, October 17, 2008.
Anyone wishing to listen to the conference call may dial (888) 455-8368 (Domestic) or (210) 839-8890 (International) and request connection to the Global Industries conference call. Phone lines will be open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com where it will be archived for anytime reference until November 7, 2008.
The Company intends to issue its customary press release reporting the Company’s earnings for the third quarter 2008 before the stock market opens on Thursday, October 30, 2008. The press release will be followed by a conference call with analysts and investors at 9:00 am. CDT on the same day.
This press release contains forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.
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